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                                                                    EXHIBIT 10.1

                                                              September 30, 2005


Mark D. Moyer
2 Indian Hill Road
Westport, Connecticut 06880

Dear Mark:

We are pleased to extend to you our offer of employment with Ziff Davis Media Inc. ("ZDM" or the "Company") to be Senior Vice President of Finance and Chief Financial Officer for Ziff Davis Media. You will report to Bob Callahan, the Chairman and CEO. As we have discussed, this is an important position at ZDM, and it will certainly give you the opportunity to make a major contribution to our business. We welcome your playing a key role on our senior management team and in defining and building the Company.

This letter sets forth the terms of our offer:

BASE SALARY

Your annual base salary will be $275,000. You will be eligible for an annual review in which your base salary and other compensation may be adjusted on a discretionary basis. Base salary will be paid in accordance with ZDM's standard payroll policies as may be in effect from time to time. Currently, base salary is paid on the 15th and the last day of each month. Our offer also includes a $20,000 (gross) sign-on-bonus, which shall be payable by November 1, 2005.

ANNUAL INCENTIVE BONUS

Your annualized incentive compensation target for 2005 will be $150,000 (which will be prorated for 2005) and will be based on ZDM's operating performance as well as on specific quantitative and qualitative objectives that you and Bob shall determine. Payment of the annual incentive bonus is at ZDM's discretion and to the extent ZDM determines it is payable, it shall be payable by March 31 of the following year (e.g., the incentive bonus for 2005 shall be payable by March 31, 2006) provided you remain a full-time employee of ZDM continuously through such date. Your annual incentive bonus target for future years will be determined by you and ZDM on later dates.

STOCK OPTIONS

We will recommend that you be granted an option (the "Option") to purchase shares of certain classes of the capital stock of Ziff Davis Holdings Inc. ("ZDH"), ZDM's indirect parent, pursuant to the ZDH's 2002 Employee Stock Option Plan ("Plan"), on the next date grants from the Plan are made following the day you commence your employment. The number of shares of each class of stock subject to the Option, and the respective exercise prices thereof, would be as determined by the compensation committee of ZDH. The Option would be subject to the terms and conditions of an option agreement in the form approved by ZDH ("Option Agreement"), and the Plan, and subject to your execution of the Option Agreement.

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Mr. Mark D. Moyer
September 30, 2005
Page 2

MEDICAL, DENTAL, LIFE AND DISABILITY INSURANCE AND OTHER BENEFITS

You will be eligible to participate in the standard ZDM benefits programs that may be in effect from time to time. Your rights and eligibility under each benefits plan will be governed by the terms of such plan. Under ZDM's current plans, you would be eligible to participate in medical, dental, flexible spending and dependent care accounts, after 30 days of service. Eligibility to participate in life and disability insurance begins on your first day of employment with ZDM.

401(k) PLAN

You will be eligible to participate in ZDM's 401(k) plan that may be in effect from time to time. Your rights and eligibility under each benefits plan will be governed by the terms of such plan. Under ZDM's current 401(k) plan, you would be eligible to participate effective on the first day of your employment with ZDM. Among other provisions, after 6 months of service, ZDM's current 401(k) plan provides that each pay period ZDM will make a matching contribution equal to 50% of the contribution you make up to 4% of your compensation (i.e., the matching contribution may be up to 2% of your compensation during a pay period), with such matching contributions vesting over a period of three years.

VACATION

You will receive four (4) weeks of vacation per year beyond ZDM holidays.

GENERAL

Your employment will be on at "at will" basis and may be terminated by either you or ZDM at any time, with or without advance notice or warning, for any reason or no reason. You will be subject to ZDM's employment policies in effect from time to time. ZDM reserves the right to at any time to change its employment policies and to change the terms of (or to discontinue) any of its benefits plans (including its 401(k) plan). This letter contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other discussions, negotiations and understandings, whether written or oral, with respect to such subject matter. This letter may not be amended except in a writing signed by each party, provided, however, that no amendment altering the "at will" nature of your employment will be effective unless signed by the chief executive officer of ZDM. Signatures received via facsimile shall be deemed originals for all purposes.

This offer shall be contingent upon your ability to commence full-time employment with ZDM by no later than October 5, 2005. If ZDM does not receive your signed acceptance of this agreement prior to 3:00 p.m. ET on October 3, 2005, the offer contained herein shall be deemed void. The Company reserves the right to withdraw this offer at any time prior to acceptance.

I am very pleased to offer you this opportunity to rejoin ZDM. I very much look forward to working with you again and welcome what I know will be your positive impact on the Company's operations. Please indicate your agreement with the terms of this letter by signing below and returning your signed copy to me.

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Mr. Mark D. Moyer
September 30, 2005
Page 3

Sincerely,



Beth A. Repeta
Vice President, Human Resources

AGREED AND ACCEPTED:



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Mark D. Moyer                       Date